UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — April 1, 2010
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-100240 (Commission File Number)	75-2967830 (I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrants’ telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On April 1, 2010, Rob D. Trimble, III retired as President of Oncor Electric Delivery Company LLC (“Oncor”) in accordance with his previously announced retirement plans. Mr. Trimble had served as Oncor’s President since July 2003. Mr. Trimble also previously served as Oncor’s Chief Operating Officer from July 2004 until November 2009, when he resigned from such office in connection with his expected retirement. Mr. Trimble served in various roles at Oncor, its affiliates and its predecessor companies for 38 years.
     Mr. Trimble will serve as an independent consultant to Oncor pursuant to a Contract for Services (the “Consulting Agreement”) entered into with Oncor on April 1, 2010. Pursuant to the terms of the Consulting Agreement, Mr. Trimble will serve as an advisor to Oncor’s executive management and transition knowledge gained from his time at Oncor to Oncor’s management. As compensation for his services, Mr. Trimble will receive an annual retainer of $150,000. Oncor will also reimburse Mr. Trimble for the cost of financial planning services and an annual physical health examination. The Consulting Agreement expires on March 31, 2012, although either party may terminate the agreement upon written notice to the other party. In the event Mr. Trimble terminates the Consulting Agreement, or in the event of certain terminations of the Consulting Agreement by Oncor, Mr. Trimble will be required to reimburse to Oncor a pro-rated portion of any retainer received for the year in which termination occurs. The pro-rated amount of the reimbursement will be calculated by multiplying the number of full quarters between the effective date of the termination and the end of the consulting year by $37,500.
     The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the complete terms of the Consulting Agreement, which is attached hereto as Exhibit 10.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Exhibits.

Exhibit No.	Description
10.1	Contract for Services by and between Oncor Electric Delivery Company LLC and Rob D. Trimble, III.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
Richard C. Hays
Controller

Dated: April 7, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Contract for Services by and between Oncor Electric Delivery Company LLC and Rob D. Trimble, III.